Exhibit 10.2
RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE XPO LOGISTICS, INC.
2016 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of ###GRANT_DATE###, (the “Grant Date”), between
XPO, INC., a Delaware corporation (the “Company” or “XPO”), and ###PARTICIPANT_NAME###
This Restricted Stock Unit Award Agreement, including any additional terms and conditions for your country set forth in the appendix attached thereto (the “Appendix”, together with this Restricted Stock Unit Award Agreement, this “Award Agreement”) sets forth the terms and conditions of an award of ###TOTAL_AWARDS### restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan, as amended (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, shares of the Company’s Common Stock, $0.001 par value (each, a “Share”), or cash, as set forth in Section 3 of this Award Agreement.
You must affirmatively acknowledge and accept this Award Agreement within 120 days following the Grant Date. A failure to acknowledge and accept this Award Agreement within such 120-day period will result in forfeiture of this Award, effective as of the 121st day following the Grant Date. You must acknowledge and accept the terms and conditions of this Award Agreement electronically through the Morgan Stanley website.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN INCLUDING THE PLAN RULES, THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY ACCEPTING THIS AWARD, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.
SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
“Cause” means: (i) your dereliction of duties or gross negligence or failure to perform your duties or refusal to follow any lawful directive of the officer to whom you report; (ii) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties for the Company; (iii) your commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) your breach of any fiduciary duties to the Company or any agreement with the Company; (v) any act, or failure to act, by you in bad faith to the detriment of the Company; (vi) your failure to provide the Company with at least 30 days’ advanced written notice of your intention to resign; (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests your cooperation; (viii) your failure to follow Company policies, including the Company’s code of conduct and/or ethics policy, as may be in effect from time to time, and (ix) your conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that in cases where cure is possible, you shall first be provided a 15-day cure period. If, subsequent to your termination of employment for any reason other than by the Company for Cause, it is determined in good faith by the Chief Executive Officer of the Company that your employment could have been terminated by the Company for Cause, your employment shall, at the election of the Chief Executive Officer of the Company at any time up to two years after your termination of employment but in no event more than six months after the Chief Executive Officer of the Company learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
Change of Control” means:

(i)during any period, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination by the Board for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (including without limitation any settlement thereof);

(ii)the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction (but not, for the avoidance of doubt, a sale of assets) involving the Company (each, a “Reorganization”), if such Reorganization requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or for the issuance of securities of the Company in such Reorganization), unless, immediately following such Reorganization, (1)individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Company

Voting Securities”) outstanding immediately prior to the consummation of such Reorganization continue to beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation that, as a result of such transaction, owns the Company either directly or through one or more subsidiaries) (the “Continuing Company”) in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization (excluding, for such purposes, any outstanding voting securities of the Continuing Company that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Company or any corporation controlled by the Continuing Company and (y) any one or more Specified Stockholders) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Company and (3) at least 50% of the members of the board of directors of the Continuing Company (or equivalent body) were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization;
(iii)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company unless such liquidation or dissolution is part of a transaction or series of transactions described in paragraph (ii) above that does not otherwise constitute a Change of Control; or
(iv)any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate, (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the voting power of the Company Voting Securities or (D) any one or more Specified Stockholders, including any group in which a Specified Stockholder is a member) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company Voting Securities; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (y) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or any acquisition by a pledge of Company Voting Securities holding such securities as collateral or temporarily holding such securities upon foreclosure of the underlying obligation or (z) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change of Control for purposes of subparagraph (ii) above of this definition.
“Code” means the Internal Revenue Code of 1986, as amended.
“Employment Agreement” means any individual employment agreement between you and the Company or any of its Subsidiaries.
“Section 409A” means Section 409A of the Code, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.
“Settlement Date” means the tenth (10th) day following the date, if any, on which the RSUs vest pursuant to Section 3.
SECTION 3. Vesting and Settlement.
(a) Regularly Scheduled Settlement. Except as otherwise provided in this Award Agreement, you will vest in the number of RSUs that corresponds to such Vesting Date, as specified in the table below, subject to your continued employment through each such Vesting Date.
###VEST_SCHEDULE_TABLE###

(b) Termination of Employment. Notwithstanding anything to the contrary in this Award Agreement or the Plan:
(i) if your employment terminates by reason of your death, all outstanding RSUs shall vest in full immediately;
(ii) if your employment is terminated by the Company for Cause or if you resign for any reason, all unvested RSUs shall be immediately forfeited;
(iii) subject to the Release Requirement in Section 3(e), if your employment terminates for any reason not described in clauses (i) or (ii), (A) you shall vest in a number of RSUs, solely with respect to the RSUs scheduled and eligible to vest on the Vesting Date immediately following the date of termination, equal to the product of (x) the number of such RSUs scheduled and eligible to vest on the Vesting Date immediately following the date of termination and (y) a fraction, the numerator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the date of termination of your employment and the denominator of which is the number of days from the Vesting Date immediately preceding the date of termination (or, if such termination is after the Grant Date but prior to the first Vesting Date, the Grant Date) through the Vesting Date immediately following the date of termination, and (B) the remainder of the RSUs shall be forfeited.
(c) Change of Control. In the event that your employment is terminated by the Company without Cause or by you for Good Reason at any time following a Change of Control, all outstanding RSUs shall vest in full immediately.
(d) Settlement of RSU Award. On the Settlement Date, the Company shall deliver to you or your legal representative either (i) one Share or (ii) a cash payment equal to the Fair Market Value determined as of the Settlement Date of one Share, in each case, for each RSU that has vested in accordance with the terms of this Award Agreement; provided that, the Company shall have sole discretion to determine whether to settle such RSUs in Shares, cash or a combination thereof.
(e) Release Requirement. To the extent permissible under applicable law, the Company may, at the Company’s sole discretion, condition the vesting treatment set forth in Section 3(b)(iii) upon your (or your estate’s) timely execution, delivery and non-revocation of a general release of claims against the Company and each Subsidiary and Affiliate of the Company in a form to be provided by the Company (the “Release”) and your continued compliance with any post-termination restrictive covenants in any Employment Agreement between you and the Company (the “Release Requirement”). If you are a taxpayer in the United States, to the extent the Release Requirement is applicable, you will have seven (7) days (or up to 45 days, if necessary to comply with applicable law) to review, execute, and deliver the Release to the Company after it is initially presented to you, and, if required under applicable law, up to seven (7) days to revoke the Release; provided, however, such review and revocation period (if applicable) shall not be longer than sixty (60) days following your termination date (the “Release Period”).
SECTION 4. Forfeiture of RSUs. If you (a) breach any restrictive covenant (which, for the avoidance of doubt, includes any non-compete, non-solicit, non-disparagement or confidentiality provisions) contained in any arrangements with the Company (including any Employment Agreement and the confidentiality covenant contained in Section 10(c) hereof) to which you are subject or (b) engage in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its Subsidiaries, your rights with respect to the RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto and, if the RSUs are vested and/or settled, the Company may require you to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by you, in respect of any RSUs; provided, however, that (i) the Company shall make such demand that you forfeit or remit any such amount no later than six months after learning of the conduct described in this Section 4 and (ii) in cases where cure is possible, you shall first be provided a 15-day cure period to cease, and to cure, such conduct. This Award Agreement, any Award and any amounts received hereunder, shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation or applicable stock exchange rule.
SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until Shares are actually issued in book-entry form to you or your legal representative in settlement of this Award.
SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee in its discretion, RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.
SECTION 7. Withholding, Consents and Legends.

(a) Withholding. The delivery of Shares or cash pursuant to Section 3 of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 7(a) and Section 9(d) of the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign income tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. In the event that there is withholding tax liability in connection with the settlement of the RSUs, if authorized by the Committee in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.
(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consent to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 9. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 10. Dispute Resolution.
(a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the courts of the State of New York for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Southern District of New York or

(B) the courts of the State of New York, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	XPO, Inc. Five American Lane Greenwich, CT 06831 Attention: Chief Human Resources Officer

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records
The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend,

discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 15(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).
SECTION 15. Section 409A.
(a) It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.
(c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your Employment Agreement), on the first Business Day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). If it is determined that this Award Agreement is subject to Section 409A and the Release Period set forth in Section 3(e) of this Award Agreement crosses two tax years, then the Settlement Date shall always occur in the second tax year.
(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
SECTION 16. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
SECTION 17. Section 280G. Notwithstanding anything in this Award Agreement to the contrary and regardless of whether this Award Agreement has otherwise expired or terminated, unless otherwise provided in your Employment Agreement, in the event that any payments, distributions, benefits or entitlements of any type payable to you (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”), that without such reduction you would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that you would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and you otherwise agree in writing, any determination required under this Section 17 shall be made in writing in good faith by the Accounting Firm. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable under this Award Agreement and then by reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future. For purposes of making the calculations required by this Section 17, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 17, and the Company shall bear the cost of all fees the Accounting Firm charges in connection with any calculations contemplated by this Section 17. In connection with making determinations under this Section 17, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change of Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
SECTION 18. Trade Monitoring Policy.  You are required to maintain a securities brokerage account with the Company’s preferred broker in order to receive any Shares issuable under this Award, in accordance with the Company securities trade monitoring policy (the “Trade Monitoring Policy”).  The Company’s preferred broker is currently Morgan Stanley.  Any Shares issued to you pursuant to this Award Agreement shall be deposited in your account with the Company’s preferred broker in accordance with the terms set forth herein.  You hereby acknowledge that you have reviewed, and agree to comply with, the terms of the Trade Monitoring Policy, and that this Award, and the value of any Shares issued pursuant to this Award Agreement, shall be subject to forfeiture or recoupment by the Company, as applicable, in the event of your noncompliance with the Trade Monitoring Policy, as it may be in effect from time to time.

SECTION 19. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on this Award and on any Shares acquired upon settlement of this Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

The parties have duly executed this Award Agreement as of the date first written above.

XPO, Inc.

/s/ Carolyn Roach

Carolyn Roach
Chief Human Resources Officer